Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:           Richard J. O’Neil, Jr.

                          President and Chief Executive Officer

Telephone:       (617) 387-1110

ECB Bancorp, Inc. and Everett Co-operative Bank Announce Plan to Open Full-Service Branch Office in Medford, Massachusetts

EVERETT, MASSACHUSETTS, January 9, 2026 – ECB Bancorp, Inc. (NASDAQ: ECBK), the holding company for Everett Co-operative Bank (the “Bank”), announced today that the Bank is planning to open a full-service branch office at 501 High Street, Medford, Massachusetts.  The branch office is expected to open in the third quarter of 2026.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, “We are excited to expand our existing franchise as we continue to grow and implement our business plan. The opening of a branch in Medford reinforces our long-standing commitment to serving the communities where our customers live and work. Medford is a vibrant and growing community, and we are excited to expand our physical presence here to provide convenient, relationship-based banking and support local families, businesses, municipalities and nonprofits. While banking continues to evolve digitally, we believe strongly in the value of local branches staffed by experienced professionals who know their customers and are committed to helping them succeed.”

About ECB Bancorp, Inc. and Everett Co-operative Bank

ECB Bancorp, Inc. (the “Company”) is the registered bank holding company for Everett Co-operative Bank.  Everett Co-operative Bank, originally chartered in 1890, is an FDIC-insured, Massachusetts cooperative stock bank with approximately $1.6 billion of assets as of December 31, 2025. The Bank offers a wide range of financial services through its three banking offices located in Everett, Lynnfield and Woburn, Massachusetts. For more information about Everett Co-operative Bank and ECB Bancorp, Inc. please visit our website at www.everettbank.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Bank’s expectation to open its new branch office are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.